Exhibit 10.27

                              SEPARATION AGREEMENT

      This Separation Agreement (the "Separation Agreement") is made and entered into as of March 16, 2004 between Enzon Pharmaceuticals, Inc., a Delaware corporation with its executive offices located in Bridgewater, New Jersey (the "Company") and Arthur Higgins, residing in Libertyville, Illinois ("Executive").

                                   WITNESSETH:

      WHEREAS, Executive has been employed as the Company's President and Chief Executive Officer since May, 2001, has been a member of the Company's Board of Directors since May, 2001 and has been Chairman of the Company's Board of Directors since December, 2001;

      WHEREAS, Executive and the Company have been party to an employment agreement dated as of May 9, 2001 and as amended as of May 23, 2001 and as of December 3, 2003 (the "Employment Agreement");

      WHEREAS, Executive and the Company have been party to a Restricted Stock Award Agreement entered into June 2001 (the "2001 Stock Agreement") and a Restricted Stock Award Agreement dated as of December 3, 2002 (the "2002 Stock Agreement" and together with the 2001 Stock Agreement, the "Stock Agreements") pursuant to which the Company made restricted stock awards of shares of the Company's common stock (the "Restricted Stock") to Executive;

      WHEREAS, on February 6, 2004, the Compensation Committee of the Company's Board of Directors voted to grant Mr. Higgins 50,000 restricted stock units on June 30, 2004 (the "2004 Restricted Stock Units");

      WHEREAS, the Company granted Executive options to purchase shares of the Company's common stock pursuant to the Employment Agreement, pursuant to the resolutions of the Compensation Committee adopted in April 2002 and pursuant to a Non-Incentive Stock Option Agreement dated as of December 3, 2002 (the "December 2002 Option Agreement");

      WHEREAS, Executive has informed the Company's Board of Directors (the "Board") that he intends to voluntarily terminate his employment with the Company and resign as President and Chief Executive Officer of the Company;

      WHEREAS, Executive has informed the Board that he wishes to remain a member of the Board and as Chairman of the Board, and the Board has advised Executive of its desire to have Executive remain a member of the Board and Chairman of the Board;

      WHEREAS, the Company and Executive wish to set forth (i) the terms and conditions of Executive's continued employment as the Company's President and Chief Executive Officer through the date Executive's employment with the Company terminates, (ii) Executive's role as Chairman of the Executive Committee of the Board until the Company employs a successor Chief Executive Officer (the "Successor CEO"), and (iii) the compensation payable to Executive upon the termination of his employment as the Company's President and Chief Executive Officer.

      NOW THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Executive's full-time employment as the Company's President and Chief Executive Officer shall continue from the date of this Separation Agreement through the close of business on May 10, 2004 (the "Remaining Term"). During the Remaining Term, Executive shall continue to serve as the Company's President and Chief Executive Officer in accordance the provisions of Section 3 of the Employment Agreement.

      2. Executive agrees to serve as Chairman of the Board until such time as the Board determines it is appropriate to appoint a new Chairman.

      3. Executive will assist the Company in searching for a Successor CEO.

      4. Executive will serve as a member, and Chairman, of the Executive Committee of the Board until such time as the Company employs a Successor CEO or such earlier time as may be determined by the Board. In the event the Company has not employed a Successor CEO prior to the expiration of the Remaining Term, the Executive Committee of the Board shall be responsible for the supervision and direction of the Company's business until such time as the Company employs a Successor CEO, provided that notwithstanding the foregoing, the Board shall have the power in its sole discretion to determine the members, powers and role of the Executive Committee.

      5. It is understood and agreed that the termination of Executive's employment with the Company is the result of a voluntary resignation by the Executive and not the result of Good Reason (as defined in the Employment Agreement) or any breach of the Employment Agreement by the Company.

      6. Executive will continue to receive his current base salary and his current medical, dental and life insurance benefits during the Remaining Term. Executive will be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to the end of the Remaining Term. In recognition of the accomplishments of Executive and the Company to date during the Company's current fiscal year ending June 30, 2004, within fifteen (15) days after the end of the Remaining Term the Company shall pay to Executive a cash bonus of $216,000. The Company shall be entitled to make all required tax and other customary withholdings from such cash payment.

      7. Executive shall retain the 10,000 shares of Restricted Stock granted pursuant to the 2001 Stock Agreement that will have vested under the terms of the 2001 Stock Agreement as of the end of the Remaining Term. To the extent not previously done, the Company shall deliver certificates for such 10,000 shares to Executive and such certificates shall not contain any restrictive legend. The remaining 15,000 shares of Restricted Stock granted pursuant to the 2001 Stock Agreement and the entire 200,000 shares of Restricted Stock granted pursuant to the 2002 Stock Agreement will not have vested as of the end of the Remaining Term and will be forfeited by Executive back to the Company. The certificates for such 215,000 unvested shares shall be delivered to the Company together with any stock powers relating to such certificates executed by Executive. To the extent necessary Executive will execute and deliver to the Company or its transfer agent any additional stock powers or other documents required to effect the forfeiture of such shares to the Company and allow the Company to cancel such shares. The 2004 Restricted


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

Stock Units shall not be granted to Executive and Executive shall forfeit all rights he may have in and to the 2004 Restricted Stock Units.

      8. Any options granted to Executive which have not vested in accordance with their terms as of the last day of the Remaining Term shall terminate and be of no further force and effect as of the last day of the Remaining Term. Any options granted to Executive which have vested as of the last day of the Remaining Term shall remain exercisable in accordance with their terms through the close of business on November 10, 2004, at which time any of such options which remain unexercised shall terminate and be of no further force and effect. Attached hereto as Exhibit A is the vesting schedule of all options held by Executive. It is agreed that the transfer restrictions set forth in Section 3(f) of the December 2002 Option Agreement are hereby waived and of no further force and effect.

      9. In order to acknowledge Executive's forfeiture of certain restricted stock of Executive's prior employer when he joined the Company and in recognition of Executive's many valuable contributions to the Company, within fifteen (15) days after the end of the Remaining Term, the Company shall make a cash payment of $1,250,000 to Executive. The Company shall be entitled to make all required tax and other customary withholdings from such lump sum cash payment.

      10. In consideration of the compensation and benefits provided to Executive under the Employment Agreement and the additional compensation payable to Executive under this Separation Agreement, it is agreed that the non-competition provisions set forth in Section 5(a) of the Employment Agreement, the confidentiality provisions set forth in Section 5(b) of the Employment Agreement and the non-solicitation of employees provisions set forth in Section 5(c) of the Employment Agreement shall remain in full force and effect in accordance with their terms, provided that the "Non-Compete Period" as defined in Section 5 (a) of the Employment Agreement and as applicable in
Section 5(c) of the Employment Agreement shall extend through May 10, 2007.

      11. Each party agrees not to directly or indirectly make any disparaging, untrue or defamatory statements or communications (regardless of medium) about the other.

      12. Except as provided in the next sentence, the Employment Agreement is terminated and of no further force and effect as of the date of this Separation Agreement. Notwithstanding the preceding sentence, the following sections of the Employment Agreement shall survive in accordance with their terms, as such sections may be amended by the terms of this Separation Agreement: Sections 3, 5, 7, 8 and 11.

      13. The terms and conditions of this Separation Agreement may not be altered, amended or modified except by a writing duly executed by both the Company and Executive.

      14. If any provision of this Separation Agreement or the application thereof is held invalid by a court of law, the invalid provision shall not affect any other provision or the application thereof which can be given effect without the invalid provision or application, and to this end the provisions of this Separation Agreement are declared to be severable.

      15. Courts situated within the State of New Jersey shall have sole jurisdiction over any disputes arising out of or concerning this Separation Agreement. The rights and obligations of the parties under this Separation Agreement shall be construed and enforced in accordance


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

with, and governed by, the laws of the State of New Jersey without regard to principles of conflict of laws.

      16. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall it be, a waiver of any other breach of this Separation Agreement.

      17. This Separation Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

            IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date written above.

COMPANY:
Enzon Pharmaceuticals, Inc.


By: /s/ Kenneth J. Zuerblis
    ----------------------------
      Kenneth J. Zuerblis,
      Vice President Finance and
      Chief Executive Officer

EXECUTIVE:


By: /s/ Arthur J. Higgins
   -----------------------------
      Arthur J. Higgins


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